SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No. -----------)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [ ] Confidential, For Use of
                                                the Commission Only (as
                                                Permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Winn-Dixie Stores, Inc.
     ----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act
    Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

-----------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

-----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-----------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

-----------------------------------------------------------------------------

(5) Total fee paid:

-----------------------------------------------------------------------------


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

--------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------

(3) Filing Party:

--------------------------------------------------------------------------

(4) Date Filed:

--------------------------------------------------------------------------

                            WINN-DIXIE STORES, INC.

              5050 EDGEWOOD COURT -- JACKSONVILLE, FLORIDA 32254-3699

                    Notice of Annual Meeting of Shareholders

                          To be held October 1, 1997

To all Shareholders of Winn-Dixie Stores, Inc.:

       Notice is Hereby Given that the Annual Meeting of Shareholders of Winn-Dixie Stores, Inc. (the "Company") will be held in the headquarters office of the Company, 5050 Edgewood Court, Jacksonville, Florida at 9:00 a.m., on Wednesday, October 1, 1997, for the following purposes:

     1.     To elect four Class II Directors for terms expiring in 2000.

     2. To take action with respect to the approval of the proposal to amend the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 200,000,000 shares to 400,000,000 shares.

     3. To take action with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year commencing June 26, 1997.

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Notice is Further Given that the Board of Directors has fixed July 31, 1997, as the record date, and only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

                                  By Order of the Board of Directors


                                           Judith W. Dixon
                                               Secretary

Jacksonville, Florida
August 28, 1997


EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

                          WINN-DIXIE STORES, INC.

            5050 Edgewood Court -- Jacksonville, Florida 32254-3699

             PROXY STATEMENT AND CONSOLIDATED FINANCIAL STATEMENTS
                                    for
                       Annual Meeting of Shareholders
                         To be held October 1, 1997
                             GENERAL INFORMATION

     The Board of Directors of Winn-Dixie Stores, Inc. (the "Company") solicits your proxy for use at the 1997 Annual Meeting of Shareholders to be held on October 1, 1997, at the Company's headquarters offices at the address above, commencing at 9:00 a.m., and any adjournments thereof. A form of proxy is enclosed herewith. Any shareholder who executes and delivers the proxy may revoke it at any time prior to its use.

     The cost of soliciting the proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. In addition, the Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of shares of the Company's stock on the record date referred to below, pay their reasonable expenses for completing the mailing of copies of the Annual Report, this Notice of Meeting and Proxy Statement and the enclosed form of proxy to the beneficial owners of such shares of stock.


     The Annual Report of the Company to its shareholders for the 1996-97 fiscal year is being mailed with this Proxy Statement to shareholders entitled to vote at the Annual Meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is August 28, 1997.


     Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with the Company's proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to the Company and may be inconvenient to these shareholders. Shareholders who have not yet authorized the Company to discontinue mailing extra reports may now do so by marking the appropriate box in the proxy card for selected accounts. Such an election will take effect at the end of the Company's 1997-98 fiscal year. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards nor the mailing of dividend checks, dividend reinvestment statements, or special notices. To resume the mailing of an annual report to an account, please make a written request to: First Chicago Trust Company of New York, P. O. Box 2500, Jersey City, New Jersey 07303-2500.

                             VOTING PROCEDURES

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 2000 Annual Meeting of Shareholders, in voting by proxy, shareholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, shareholders may vote in favor of a proposal, against a proposal or may abstain from voting. Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees, FOR the proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, and FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors. Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. Approval of the proposal to amend the

Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock and ratification of the appointment of KPMG Peat Marwick LLP as independent auditors will require the affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal in person or by proxy at the Annual Meeting. Abstentions are not included in determining whether the requisite number of affirmative votes are received for election of Directors, amendment of the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock or ratification of the appointment of independent auditors. Broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote. A broker non-vote generally occurs when a broker who holds shares in street-name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.

     If a shareholder is a participant in the Dividend Reinvestment Plan of Winn-Dixie Stores, Inc., the proxy card serves as voting instruction for the number of full shares in the dividend reinvestment plan account, as well as other shares registered in the participant's name. If a shareholder is a participant in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan (the "401(k) Plan"), the proxy card will also serve as voting instruction for the trustee of the 401(k) Plan where all accounts are registered in the same name. If voting instructions are not received for shares in the 401(k) Plan, those shares will be voted in the same proportion as the shares in such plan for which voting instructions are received.


     Only owners of record of shares of Common Stock of the Company at the close of business on July 31, 1997, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On July 31, 1997, there were 148,992,032 shares of Common Stock of the Company issued and outstanding.


                      PROPOSAL 1   ELECTION OF DIRECTORS

     The Board is divided into three classes of Directors. Each class of Directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the Directors will expire each year. At the Annual Meeting of Shareholders, four Directors are to be elected in Class II to hold office until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified. The persons designated as nominees for election as Directors in Class II are Robert D. Davis, James Kufeldt, Charles H. McKellar and David F. Miller. Each of such nominees is currently a Director of the Company.

     Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

     Certain information with respect to each of the nominees and Directors relating to principal occupations and directorships, and the approximate number of shares of the Company's Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and Directors.

     The Board of Directors recommends a vote FOR all four nominees.

                     BOARD OF DIRECTORS OF WINN-DIXIE STORES, INC.


                                                              Has Been
                                                 Age         a Director
Name, Principal Occupation for the Past         as of       Continuously
       Five Years, Directorships            June 25, 1997       Since
---------------------------------------     -------------   ------------

      CLASS II DIRECTOR NOMINEES
      FOR TERMS EXPIRING IN 2000

Robert D. Davis - For more than the last
five years, Chairman of the Board of D.D.I.,
Inc.; with Company 1955-1990; also a
Director of American Heritage Life
Investment Corporation. . . . . . . . . . .        65             1972

James Kufeldt - For more than the last five
years, President of the Company; with the
Company since 1961; also a Director of Barnett
Bank, N.A. . . . . . . . . . . . . . . . . .       58             1988

Charles H. McKellar - For more than the last
five years, Executive Vice President of the
Company; with the Company since 1957. . . .        59             1988

David F. Miller - May 1997 to date, private
investor; also a Director of Suiza Foods Corp.;
March 1996 to May 1997, President and Chief
Operating Officer of What-A-World, Inc.; March
1990 to March 1997, Chairman of the Board of
PureIce of the South, Inc.; prior to that time
was Vice Chairman of the Board of J.C. Penney
Company, Inc. and President and Chief Operating
Officer of J.C. Penney Stores and Catalog. .       68             1987

       INCUMBENT CLASS III DIRECTORS
         WHOSE TERMS EXPIRE IN 1999

Armando M. Codina - For more than the last five
years, Chairman of the Board and President of
Codina Group, Inc.; also a Director of American
Bankers Insurance Group, Inc., BellSouth
Corporation, AMR, Inc., and FPL Group, Inc. . .    50             1987

Radford D. Lovett - For more than the last five
years, Chairman of the Board of Commodores
Point Terminal Corporation; also a Director of
First Union Corporation, American Heritage Life
Investment Corporation, Florida Rock Industries,
Inc., and FRP Properties, Inc. . . . . . . . .     63             1983

Julia B. North - April 1996 to date, President
of Consumer Services, a business unit of BellSouth
Telecommunications, Inc.; for more than five years
prior thereto, Vice President of BellSouth
Telecommunications, Inc.; also a Director of
ChoicePoint, Inc. . . . . . . . . . . . . . .      49             1994

              INCUMBENT CLASS I DIRECTORS WHOSE
                     TERMS EXPIRE IN 1998

A. Dano Davis - For more than the last five
years, Chairman of the Board and Principal
Executive Officer of the Company; with the
Company since 1968; also a Director of First
Union Corporation and American Heritage Life
Investment Corporation. . . . . . . . . . .        52             1981

T. Wayne Davis - For more than the last five
years, a private investor; with the Company
1971-1987; Chairman of the Board of General
Parcel Service, Inc.; also a Director of Enstar
Group, Inc., and AccuStaff, Incorporated. .        50             1981

Carleton T. Rider - August 1993 to date,
Continuous Improvement Officer, Mayo Foundation;
1985 to July 1993 Administrator, Mayo Clinic
Jacksonville; also a Director of St. Luke's
Hospital, Jacksonville, Florida. . . . . . .       52             1992

Charles P. Stephens - For more than the last
five years, Vice President, Director and a
principal stockholder of Norman W. Paschall Co.,
Inc. (brokers, importers, exporters and processors
of textile fibers and by-products). . . . . .      59             1982

     The Company was founded by Messrs. A.D., James E., M. Austin and Tine W. Davis (the "Founding Brothers"), all of whom are deceased. Mr.
A. Dano Davis, the Company's Chairman and Principal Executive Officer, is the son of Mr. James E. Davis. Mr. Robert D. Davis is the son of Mr.
A. D. Davis. Mr. T. Wayne Davis is the son of Mr. Tine W. Davis. Mr. Charles P. Stephens is the son-in-law of Mr. M. Austin Davis.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of June 25, 1997, is known to the Company to be the beneficial owner of 5% or more of the Common Stock.

                              Name and            Amount and
                              Address             Nature of         Percent
                           of Beneficial          Beneficial           of
Title of Class                 Owner              Ownership          Class
--------------             --------------         ----------        --------

Common Stock               Davis Family (1)       59,080,153          39.68
                           c/o D.D.I., Inc.
                           4310 Pablo Oaks Court
                           Jacksonville, FL 32224

-------------------
(1) Certain relatives of the Founding Brothers, trusts, estates, corporations and other entities involving them and their associates (collectively, the "Davis Family") own beneficially for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for Messrs. A. Dano, Robert D. and T. Wayne Davis and Charles P. Stephens in the following table setting forth the beneficial ownership by directors, nominees and executive officers. The figures exclude 58,139 shares, those in excess of the pro rata beneficial interest of the Davis Family in 100,000 shares held by American Heritage Life Investment Corporation.

                      SECURITIES OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table and all of the Company's directors and executive officers as a group as of June 25, 1997.

                             Amount and Nature of
                           Beneficial Ownership (1)
                           ------------------------

                        Direct or Indirect
                             with Sole      Indirect with
                             Voting and     Shared Voting
                             Investment     and Investment          Percent
Name of Beneficial Owner       Power           Power        Total   of Class
------------------------     ----------     --------------  -----   --------

Armando M. Codina. . . .        14,079                        14,079    *
A. Dano Davis. . . . . .       988,860       5,972,108     6,960,968   4.68
Robert D. Davis. . . . .       357,068       2,694,309     3,051,377   2.05
T. Wayne Davis . . . . .       380,996       2,146,841     2,527,837   1.70
Richard J. Ehster. . . .        59,796                        59,796    *
James Kufeldt. . . . . .       386,284          14,740       401,024    .27
Radford D. Lovett. . . .        16,410                        16,410    *
Charles H. McKellar. . .       208,532                       208,532    .14
David F. Miller. . . . .           800                           800    *
Julia B. North . . . . .         3,474                         3,474    *
Carleton T. Rider. . . .           900                           900    *
Charles P. Stephens. . .        22,358       2,770,909     2,793,267   1.88
Charles E. Winge . . . .       126,807                       126,807    *
Directors and Executive
 Officers as a Group
 (30 persons). . . . .       3,467,413      13,598,907    17,066,320  11.46

----------------------
* Less than .1% of issued and outstanding shares of Common Stock of the Company.

(1) Includes shares held by the wives and children of certain of the persons named, as to which such persons disclaim beneficial ownership. The numbers of such shares so disclaimed are as follows: Robert D. Davis, 638,065; T. Wayne Davis, 354,904; James Kufeldt, 14,740; Radford D. Lovett, 148; Charles H. McKellar, 10,538; Carleton T. Rider, 900; Charles P. Stephens, 2,770,899; and Charles E. Winge, 17,543. The holdings set forth above exclude 33,396,414 shares of Common Stock of the Company, included in the Davis Family holdings shown on page 4 hereof, held by various entities as to which one or more of A. Dano Davis, A. Dano Davis' wife, Robert D. Davis, T. Wayne Davis, Charles P. Stephens and Charles P. Stephens' wife have direct or indirect voting and/or investment powers, but no pecuniary interests, and as to which they disclaim beneficial ownership. Finally, the holdings set forth above exclude 7,819,354 shares held indirectly by the Estate of A. D. Davis whose personal representative, Robert D. Davis, has indirect shared voting and dispositive powers with respect to such shares.

     The holdings set forth above include restricted shares awarded as Long-Term Incentive Awards pursuant to the Company's Officer Compensation Program. Certain shares included are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 25, 1997, as follows: Mr. Kufeldt, 8,156 shares; Mr. McKellar, 5,942 shares; Mr. Ehster, 1,332 shares, and Mr. Winge, 2,592 shares. Such shares are included because the determination of whether such performance goals have been met is not made until the audited financials for the Company for the 1996-97 fiscal year have been completed, which occurs in early fiscal year 1997-98. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 24, 1998, as follows: Mr. Kufeldt, 6,762 shares; Mr. McKellar, 4,926 shares; Mr. Ehster, 1,088 shares; and Mr. Winge, 2,150 shares. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 30, 1999, as follows: Mr. Kufeldt, 5,552 shares; Mr. McKellar, 4,045 shares; Mr. Ehster, 924 shares; and Mr. Winge, 1,799 shares. The holdings for the 22 officers within the Directors and Executive Officers group total 94,259 restricted shares.


     The holdings set forth above include equivalent shares credited to the Stock Equivalent Accounts of Directors under the Directors' Deferred Fee Plan (see "Directors' Fees"): Mr. Codina, 11,079 equivalent shares; Mr. R. D. Davis, 6,200 equivalent shares; Mr.
     T. W. Davis, 633 equivalent shares; Mr. Lovett, 9,598 equivalent shares; and Ms. North, 3,074 equivalent shares. These holdings are payable only in cash upon retirement.


     The holdings set forth above also include the equivalent of 7,302 shares credited to Mr. Kufeldt's account and 20,431 shares to Mr. Winge's account, allocated by them to the Company stock fund within the Profit Sharing Plan, and a total of 70,699 shares for all executive officers as a group in such fund.

     These holdings further include shares under options granted on June 15, 1992, which are now exercisable, of 50,000 shares for Mr. Kufeldt, 40,000 shares for Mr. McKellar, and 24,000 shares for Mr. Winge. These holdings also include shares under additional options granted on June 22, 1994, which are now exercisable, of 50,000 shares for Mr. Kufeldt, 40,000 shares for Mr. McKellar, and 24,000 shares for Mr. Winge. These holdings also include shares under additional options granted on June 19, 1996, of 25,000 shares for Mr. Kufeldt, 20,000 shares for Mr. McKellar, 10,000 shares for Mr. Ehster and
     12,000 shares for Mr. Winge.    These share options are more fully
     described in the table on options on page 8.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for them, the Company believes that during the Company's most recently completed fiscal year ended on June 25, 1997, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met.

                    MEETINGS OF THE BOARD AND COMMITTEES

     During the most recently completed fiscal year, the Board of Directors held three regular meetings and took action by unanimous written consent in lieu of a meeting four times. All current Directors attended at least 75% of the meetings of the Board and of the committees on which they served, with the exception of Ms. Julia B. North who did not attend two of the meetings of the Board and Mr. Carleton T. Rider who did not attend one meeting of each of the Audit and Compensation Committee.

     The Board of Directors has Audit, Nominating and Compensation Committees. The Audit Committee is composed of Mr. David F. Miller, Chairman, and Messrs. Armando M. Codina, Radford D. Lovett, Carleton T. Rider and Charles P. Stephens, and Ms. Julia B. North. The Audit Committee, whose members are not officers, employees, or retired employees of the Company, held two meetings during the fiscal year. The Audit Committee reviews the scope and results of the audit, approves types of non-audit services provided to the Company and recommends selection of the Company's independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures.

     The Nominating Committee is composed of Mr. T. Wayne Davis, Chairman, and Messrs. A. Dano Davis, Robert D. Davis, Radford D. Lovett and Charles P. Stephens. The Nominating Committee recommends qualified candidates to fill vacancies on the Board of Directors. The Nominating Committee did not meet during fiscal year 1996-97. The Nominating Committee will consider nominees recommended by shareholders, who may submit names and biographical data and qualifications in writing to the Secretary of the Company.

     The Compensation Committee, composed of Mr. Radford D. Lovett, Chairman, and Messrs. Armando M. Codina and Carleton T. Rider and Ms. Julia B. North, establishes and reviews the salary and benefits structure of the Company applicable to officers and key employees, as well as the Key Employee Stock Option Plan, including base salary, cash bonus, restricted stock, long-term stock option and performance unit awards. The Compensation Committee, whose members are not officers, employees or retired employees of the Company, met two times during the most recently completed fiscal year. The Compensation Committee reviewed performance under the Company's Officer Compensation Program and Key Employee Stock Options Plan for stock and compensation to be awarded for fiscal year 1996-97 and set the performance goals and compensation under the plans for fiscal year 1997-98. The activities of the Compensation Committee are described further in the Report on Executive Compensation beginning on page 9.

                               DIRECTORS' FEES

     Directors are paid a retainer fee of  $12,000 per annum plus
$3,000 for attendance at each regular meeting of the Board of Directors. Directors also are paid $1,000 for each action by written consent in lieu of a meeting. Members of the Audit, Nominating, and Compensation Committees are paid $3,000 for each committee meeting attended. Travel expenses of Directors incurred in traveling to Committee and Board of Directors' meetings are also reimbursed by the Company. Members of the Board of Directors who are also employees are not paid Director's fees or fees for attending Committee meetings.

     A Director may elect to defer payment of all or any part of the above fees until termination as a Director under a Deferred Fee Plan for Directors effective June 30, 1988, with fees credited to an Income
Account at a prime rate of interest or to a Stock Equivalent Account based on the closing market price of the Company's Common Stock on the date fees are earned. The deferred fees are payable only in cash in a single payment or annual installments upon retirement. Messrs. Codina, Robert D. Davis, T. Wayne Davis and Lovett and Ms. North elected to participate in the Deferred Fee Plan during all or part of the 1996-97 fiscal year.


                            EXECUTIVE COMPENSATION
Summary Compensation Table

     The following table sets forth information concerning the compensation of the Principal Executive Officer and the four other most highly compensated executive officers who served in such capacities as of June 25, 1997, which was the end of the last completed fiscal year.

                           Annual Compensation           Long-term Compensation(1)
                        -------------------------    --------------------------------
                                                            Awards
                                                     -------------------


           Fiscal Year                    Other      Restricted           Long-Term  All Other
Name and   Ended Last                     Annual        Stock             Incentive  Compensa-
Principal  Wednesday   Salary(2)  Bonus   Compensa-   Award(3)             Plan Pay-  tion(4)
Position   in June       ($)       ($)    tion($)       ($)     Options(#) outs ($)    ($)
--------   ----------  ---------  -----   ---------  ---------- ---------- --------   -------
A. Dano Davis   1997    384,494    218,635   -           -          -         -      47,011
Chairman of     1996    376,955    376,955   -           -          -         -      58,863
the Board and   1995    365,976    351,524   -           -          -         -      49,264
Principal
Executive
Officer

James Kufeldt   1997    384,494    218,635   -         188,478      -      137,247     45,531
President       1996    376,955    376,955   -         182,988      -      132,600     58,700
                1995    365,976    351,524   -         182,988   50,000    130,000     55,006

Charles H.      1997    350,164    144,185   -         137,319      -       99,990     36,617
McKellar        1996    343,298    274,638   -         133,320      -       96,608     40,063
Executive Vice  1995    333,299    254,794   -         133,320   40,000     94,714     44,290
President

Charles E.      1997    207,666    116,593   -          59,904       -      43,619     23,372
Winge           1996    199,679    145,741   -          58,159       -      42,144     30,025
Senior Vice     1995    193,863    115,874   -          58,159    24,000    41,318     28,895
President

Richard J.      1997    160,000    139,000   -          30,351       -      22,427     78,490
Ehster          1996    151,757    150,803   -          29,903    20,000    21,669     62,451
Vice President  1995    149,514    137,396   -          29,903       -      21,244     26,976

----------------
(1) Long-term compensation amounts are shown for years in which paid, although earned in the prior year.

(2) Includes compensation amounts earned during the fiscal year but deferred under the Company's 401(k) plan and amounts contributed under the Company's Senior Corporate Officers' Management Security Plan (Mr. A. Dano Davis, $7,467; Mr. Kufeldt, $9,632; Mr. McKellar, $9,905; Mr. Winge, $8,494; and Mr. Ehster, $5,414).


(3) Dividends are paid on restricted shares at the ordinary rate. Value is determined based upon the closing market price of the Company's Common Stock on the date of grant. The aggregate of restricted shares held and their value at June 25, 1997, were: Mr.
     A. Dano Davis, no shares; Mr. Kufeldt, 20,470 shares, $814,972; Mr. McKellar, 14,913 shares, $593,731; Mr. Winge, 6,541 shares, $260,417; and Mr. Ehster, 3,344 shares, $133,135. These shares all vest, if at all, over a period of three fiscal years from grant, if certain performance goals are attained. The values above do not reflect the risk of forfeiture.


(4) Includes (a) Company contributions to the Company's Profit Sharing Plan of $6,878 for each of the named officers; (b) Company matching payments under the Company's 401(k) Plan of $2,250 for each of the named officers; and (c) $56,134 of merchandising contest awards for Mr. Ehster and $3,923 for Mr. Winge. Also includes (a) Company contributions to the Company's Supplemental Retirement Plan ("SRP") for the 1996-97 fiscal year of $23,545 for Mr. Davis, $23,445 for Mr. Kufeldt, $17,443 for Mr. McKellar, $5,951 for Mr. Winge and $7,727 for Mr. Ehster and (b) Company matching 401(k) payments under the Company's SRP for the 1996-97 fiscal year of $14,338 for Mr. Davis, $12,958 for Mr. Kufeldt, $10,045 for Mr. McKellar, $4,369 for Mr. Winge and $5,501 for Mr. Ehster.

Option Grants During the Fiscal Year Ended June 25, 1997

     The following table sets forth all options to acquire shares of the Company's Common Stock granted to the named executive officers on June 19, 1996, relating to fiscal years ended June 25, 1997, and later.

Individual Grants (1)                                                Potential realizable
----------------------------------------------------------------   value at assumed annual
                                                                     rates of stock price
                                                                       appreciation for
                                                                         option term (2)
                                                                    ----------------------

                                  Percent of
                                total options
                                  granted to    Exercise or
                    Options     associates in   base price  Expiration
Name                granted (#)   fiscal year      ($/Sh)      Date      5%($)   10%($)
----                ----------    -----------    ---------   --------    -----   ------
A. Dano Davis         ---             ---          ---         ---       ---      ---
James Kufeldt        25,000          10.6%       34.625      01/15/03  275,716  637,531
Charles H. McKellar  20,000           8.4%       34.625      01/15/03  220,573  510,025
Charles E. Winge     12,000           5.1%       34.625      01/15/03  132,344  306,015
Richard J. Ehster    10,000           4.2%       34.625      01/15/03  110,287  255,012
________________

(1) The exercise price was the market value of the Company's Common Stock on the date of grant. The grant was at the end of the prior fiscal year, but related to the year ended June 25, 1997, and thereafter. Options are exercisable as to one-half of the shares at the end of a full fiscal year in which the Company earns a Return on Equity, as defined, of 20% or more, and as to the other half, after the end of a second consecutive fiscal year during which such a return is earned, if the option was outstanding throughout the two consecutive fiscal years. The officer must remain employed during the option period, but the option may be exercised to the extent vested within three months after cessation of employment for any reason other than death, for which the period to exercise is one year. Options with respect to one-half of the shares would have been exercisable on June 25, 1997, but were not earned. These options will become exercisable on June 24, 1998, if earned.

(2) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission, compounded annually. These amounts, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting requirements or termination of the options following termination of employment.

Option Exercises and Fiscal Year-End Values

     The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 25, 1997, and the number and value of unexercised options held by such executive officers at fiscal year end.

                                     Number of Securities      Value of Unexercised
                                    Underlying Unexercised         in-the-Money
               Shares                Options at FY-End (#)     Options at FY-End($)(1)
              Acquired    Value      ---------------------    ------------------------
                 on      realized   Exer-      Unexer-      Exer-       Unexer-
Name         exercise (#)  ($)     cisable     cisable      cisable     cisable
-----------  -----------  ------   -------     -------      -------     --------
A. Dano Davis    ---       ---      ---         ---          ---          ---
James Kufeldt    ---       ---    100,000      25,000     1,806,250     129,688
Charles H.       ---       ---     80,000      20,000     1,445,000     103,750
McKellar
Charles E.       ---       ---     48,000      12,000       216,750      62,250
Winge
Richard J.     20,000    233,750     ---       10,000        ---         51,875
Ehster
_______________

(1) The closing price of the Company's Common Stock of $39.813 as reported on the New York Stock Exchange composite tape on June
     25, 1997, less the exercise price, was used in calculating the value of unexercised options. The exercise price is $21.063 per share for the presently exercisable options for 50,000 shares held by James Kufeldt, 40,000 shares held by Charles H. McKellar, and 24,000 shares held by Charles E. Winge. The exercise price is $22.438 per share for the presently exercisable options for 50,000 shares held by James Kufeldt, 40,000 shares held by Charles H. McKellar, and 24,000 shares held by Charles E. Winge. The exercise price is $34.625 per share for all unexercisable options.

             LONG-TERM INCENTIVE PLANS   AWARDS IN LAST FISCAL YEAR

Restricted Stock Plan. In connection with the Company's Officer Compensation Program, the Company provides its officers with an opportunity to earn shares of the Company's Common Stock through a restricted stock plan. The restricted stock awards are designed to motivate the Company's officers to make decisions and to act in the best interest of the Company's shareholders by having the restricted stock vest when goals for a three-year period are achieved. For the awards made during fiscal year 1996-97 for the three-year period ending in fiscal year 1998-99, goals are based upon increasing the average customer order size. No award is made for results that are less than the designated threshold. The restricted stock awards granted during fiscal year 1996-97 are listed in the Summary Compensation Table.

Performance Unit Plan. In connection with the Company's Officer Compensation Program, the Company provides its officers with an opportunity to earn additional cash compensation through a performance unit plan. The performance units are designed to reward officers for improvements in specified areas of Company performance for a three-year period. For the awards made during fiscal year 1996-97 for the three-year period ending in fiscal year 1998-99, goals are based upon a matrix of the increase in identical store sales and average sales. No award is made for improvements that are less than the designated threshold. Such performance unit grants, as outlined below, if earned, would be paid in early fiscal year 1999-2000 for results in the performance period ending in fiscal year 1998-99.

                                                Estimated Future Payouts
                                            Under Non-Stock Price-Based Plans
                  Number of                 ---------------------------------
                Performance    Performance
                Units Granted    Period
Name               Last FY       Covered     Threshold   Target($)  Maximum($)
--------------  ------------   -----------   --------    ---------  -------

A. Dano Davis          ---          ---         ---         ---       ---
James Kufeldt        124,961      1997-99       ---       124,961   187,441
Charles H. McKellar   91,043      1997-99       ---        91,043   136,564
Charles E. Winge      40,495      1997-99       ---        40,495    60,742
Richard J. Ehster     20,800      1997-99       ---        20,800    31,200

                         REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation for its executive officers has developed over the years and reflects the overall compensation philosophy of the Company and the Founding Brothers. The Company's Officer Compensation Program (the "Program") for fiscal year 1996-97 incorporated recommendations of a consultant designed to fairly compensate executives for their performance and contribution to the Company. Overall objectives are to motivate executive officers, as well as other officers, to achieve the Company's long and short-term performance goals and to reward them based in part upon performance of the Company and in part upon their individual contributions to that performance; to motivate such persons to think and act as owners of the Company; to provide levels and forms of compensation to retain high performing executives; and to reinforce the planning and budgeting process of the Company for both short and long-term performance.

     The Program includes three parts: (1) base compensation, designed to reflect the overall level of responsibility, the position's risk/reward profile, marketplace salary trends and the performance of the incumbent within the position; (2) annual incentive compensation, a cash bonus with award opportunities tied to the position's potential contribution to performance against predetermined performance goals, with a portion based upon the Company's performance and a portion based upon the performance of the primary area of responsibility of the executive, as well as a discretionary portion to allow adjustments for extraordinary circumstances; and (3) long-term incentive compensation, based upon a restricted stock plan and a performance unit plan. Under the restricted stock plan, grants of restricted stock that pay dividends are given to the Company's officers, but these shares do not vest unless and until certain performance requirements are met over a three-year period. The performance requirements established in fiscal year 1996-97 under the restricted stock plan were based on increasing the average customer order size. Under the performance unit plan, participants can earn a cash bonus based upon three-year performance goals. The performance goals established in fiscal year 1996-97 under the performance unit plan were based on improvements in certain sales parameters.

     For the Chairman of the Board, who is also the Principal Executive Officer, and also for the President and Executive Vice President, the Program is weighted toward long-term compensation. For Senior Vice Presidents, it is approximately equally weighted between long-term and annual compensation. The other executive officers' compensation is weighted toward annual compensation.

     The Chairman of the Board and Principal Executive Officer of the Company, Mr. A. Dano Davis (the "PEO"), for the fiscal year ended June 25, 1997, received a two percent (2%) increase in base compensation from the prior fiscal year. Because of his substantial stock ownership, Mr. Davis again chose not to participate in both the restricted stock and performance unit aspects of the Program's long-term incentive compensation for the 1996-97 fiscal year. Had he participated, the grants made in June of 1996 for fiscal year 1996-97 and later would have been in the amount of approximately $192,247 of value of restricted stock and a maximum performance unit payment of approximately $187,441. Under the concept of the Program, the PEO normally would participate in these plans and if the PEO had participated in fiscal year 1996-97, his compensation would have approximated that of the Company's President, Mr. James Kufeldt, as shown in the Summary Compensation Table on page 7. The provisions of the Key Employee Stock Option Plan do not allow the PEO to participate in that plan.

     Both salary increases and annual incentive awards are based in major part on the Company's financial performances for the fiscal years involved. The performance targets for annual incentive award cash bonuses for fiscal year 1996-97 were based upon sales volume and pre-tax return on sales and on the position held by each participating officer. The cash bonuses could range from 0 to 200% of "target" awards for specific performance goals. For the PEO, the target involved a matrix of increases in average store sales and earnings before income tax as a percentage of sales. For the fiscal year 1996-97, the compensation levels for the PEO and named executives were determined for both base compensation and cash bonus targets by the Compensation Committee in June 1996. The restricted stock and performance unit awards and performance goals for the fiscal year 1996-97 were established by the Compensation Committee. The performance goals for restricted stock issued in fiscal year 1996-97 focused on increasing the average customer order size. The performance goals for performance units issued in fiscal year 1996-97 focused on increasing identical store sales and average sales for stores.

     Also included in the Company's compensation for its executive officers are various employee benefits. Generally, the benefits offered to such persons serve a different purpose than do the other components of compensation. In general, these benefits provide protection against financial loss that can result from illness, disability or death. Benefits offered to these employees are mainly those that are offered to the Company's other employees, with some variation primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

     Section 162(m) of the U.S. Internal Revenue Code of 1986 as amended (the "Code"), precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Generally, this would include the Company's Chairman of the Board and Principal Executive Officer and the four other officers named each year in the Summary Compensation Table in the Proxy Statement. The limitation does not apply to performance-based compensation, provided certain conditions are satisfied. In the 1996 annual meeting, the shareholders of the Company approved the material terms of the performance goals of the Annual Incentive Plan, the Performance Unit Plan and the Restricted Stock Plan of the Program and the Key Employee Stock Option Plan, and the Company has taken appropriate actions to preserve the deductibility of compensation under these plans. The Committee believes that any compensation realized in connection with these plans will continue to be deductible as performance-based compensation. The Compensation Committee, however, retains the authority to authorize payments that may not be deductible under the Code if it believes such payments would be in the best interest of the Company and its shareholders.

     This report is submitted by the members of the Compensation
Committee: Radford D. Lovett, Chairman; Armando M. Codina; Carleton T. Rider; and Julia B. North.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee during the most recently completed fiscal year were Radford D. Lovett, Chairman, and Messrs. Armando M. Codina and Carleton T. Rider and Ms. Julia B. North. During such time, no member of the Compensation Committee was a current or former officer or employee of the Company and no executive officer of the Company served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of the Company or on the Company's Compensation Committee.

                          STOCK PERFORMANCE GRAPH

     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended June 25, 1997, compared with the cumulative total returns of the S & P 500 Index and the S & P Retail (Food Chains) Index. The comparison assumes $100 was invested on June 25, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG WINN-DIXIE STORES, INC., THE S & P 500 INDEX
                  AND THE S & P RETAIL (FOOD CHAINS) INDEX (1)


                      Measurement
                          Pt.        FYE       FYE      FYE      FYE     FYE
                       6/24/92     6/30/93   6/29/94  6/28/95  6/26/96 6/25/97
                       _______     _______   _______  _______ ________ _______

Winn-Dixie               $100      $127.84   $100.91  $138.65 $175.64  $190.25

S & P Retail             $100      $124.79   $121.42  $147.60 $204.40  $222.32
(Food Chains)

S & P 500 Index          $100      $113.63   $115.23  $145.27 $183.04  $246.32



     Assumes Initial Investment of $100 and reinvestment of dividends
     Note: Total Returns Based on Market Capitalization


                   Data and chart furnished by Zacks Investment Research, Inc.
  _______________
  (1)  Includes, but is not limited to, the following companies:
       Albertson's, American Stores, Giant Food Class A, Great
       A&P, Kroger and Winn-Dixie.

                  INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     American Heritage Life Insurance Company (the "Insurance Company") is a wholly owned subsidiary of American Heritage Life Investment Corporation, of which Messrs. A. Dano Davis, Robert D. Davis and Radford
D. Lovett are directors. The Company is self-insured for purposes of employee group, medical, accident and sickness insurance, with the Insurance Company providing administrative services and expenses.
During the fiscal year ended June 25, 1997, the Company paid the Insurance Company $3,820,384 for administrative services, state premium taxes, and expenses of the group medical and accident plan. The Company also paid $11,275,544 in net premiums on life insurance policies and $14,899,516 in interest on policy loans to fund the corporate senior officers management security plan for 31 officers (including 22 executive officers) and a similar contributory plan for 605 other eligible key management personnel. The plans also provide benefits to 382 former participants who have retired, terminated employment or are currently ineligible to participate in the plans, and beneficiaries of deceased participants.

     During the fiscal year ended June 25, 1997, the Company purchased ice and equipment in the amount of $1,102,000 from entities in which Mr. David F. Miller and his son owned a controlling interest. Mr. Miller and his son disposed of their interest in such entities in March 1997.

     In the fiscal year ended June 25, 1997, the Company received payments from D.D.I., Inc., a corporation controlled by the Davis
Family, in the aggregate amount of $90,792 for group insurance, office rentals and related expenses, and legal services.

                         AGREEMENT OF SHAREHOLDERS
                                    OF
                                D.D.I., INC.

     On April 19, 1989, an Agreement of Shareholders (the "Agreement") was entered into by a Florida corporation now known as D.D.I., Inc. ("DDI") and its shareholders to make provision for future disposition, voting and transfer of its shares. DDI, which, as of June 25, 1997, owned directly and indirectly 40,817,619 shares of Common Stock of the Company, is controlled by the Davis Family. Such shares are included in the Davis Family holdings shown on page 4 hereof.

     Subject to certain exceptions, the Agreement prohibits disposition of DDI shares by a DDI shareholder except with the written consent of DDI and all other DDI shareholders. If any DDI shareholder desires to make a disposition of shares of DDI, such person must offer the shares to DDI, and if DDI does not purchase all of the shares, then to the other DDI shareholders. The Agreement also restricts transfers in the event of death, divorce, change in beneficial interest in a trust or involuntary disposition; and sets out procedures for establishing fair market value, termination of the Agreement, selection of a Board of Directors of DDI; and increasing the capital surplus of DDI if necessary to purchase DDI shares.

     DDI shareholders who are parties to the Agreement include Robert
D. Davis, A. Dano Davis, T. Wayne Davis, and Charles P. Stephens, spouses, children, grandchildren, relatives, in-laws, trusts for the benefit of Davis Family members, and corporations and other entities controlled by them.

             PROPOSAL 2 - AMENDMENT OF RESTATED ARTICLES OF
                  INCORPORATION TO INCREASE THE NUMBER
                         OF AUTHORIZED SHARES

     The Board of Directors of the Company has approved, and recommends that the shareholders approve, an amendment to the first sentence of Article Third of the Company's Restated Articles of Incorporation, (the "Stock Amendment") to increase the number of total authorized shares of the Company's Common Stock from 200,000,000 to 400,000,000.

     As of July 31, 1997, in addition to the 148,992,032 Common
Shares issued and outstanding, an additional 2,392,626 Common Shares were reserved for issuance under the Company's Revised Stock Purchase Plan for Employees and 713,000 Common Shares were reserved for issuance under the Key Employee Stock Option Plan. Therefore, as of July 31, 1997, there were a total of 152,097,658 Common Shares either issued and outstanding or reserved for issuance out of a total of 200,000,000 authorized Common Shares, leaving a total of 47,902,342 Common
Shares remaining available for subsequent issuance or reservation.


     The proposed increase is to ensure that an adequate supply of authorized unissued shares of Common Stock is available for general corporate needs, such as future stock dividends or splitups, raising additional capital or financing the acquisition of other business. The additional shares proposed to be authorized would be available for issuance without further action by the shareholders, except as might be required by the Company's Restated Articles of Incorporation, bylaws or applicable law.

     There are currently no plans or arrangements relating to the issuance of any of the additional shares proposed to be authorized. Under Article Third of the Restated Articles, the Board of Directors has the authority to issue such shares on such terms as it deems appropriate, subject to applicable law. The issuance of additional shares may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders. However, until the Board of Directors determines the specific use and price for such shares as may be issued, if any, the actual effect on the holders of the presently issued Common Stock cannot be ascertained. Similarly, the tax impact, if any, on the Company and existing shareholders cannot be determined until such determinations are made.

     The issuance of additional shares of Common Stock by the Company also may potentially have an antitakeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management or directors or amendment of the Restated Articles of Incorporation. The Company has in place certain other provisions which have an antitakeover effect, including the classified board of directors and a requirement that special meetings of shareholders requested by shareholders be on the request of not less than thirty percent of all votes entitled to be cast. However, the increase in authorized shares has not been proposed for an antitakeover-related purpose and the Board of Directors and management have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of its Common Stock.

     The Board of Directors recommends a vote FOR Proposal 2.

                   PROPOSAL 3   RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Action is to be taken at the Annual Meeting of Shareholders with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company for the fiscal year commencing June 26, 1997. KPMG Peat Marwick LLP has been regularly employed by the Company for many years to examine its books and accounts, and for other purposes, for which services their customary fees have been paid.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR Proposal 3.

               SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     In order to be presented at the Company's 1998 Annual Meeting of Shareholders, a shareholder proposal must be received at the principal office of the Company, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, by April 28, 1998.

                                 MISCELLANEOUS


     The Company's audited financial statements and certain other financial information for its fiscal year ended June 25, 1997, are included as pages F-1 to F-24, inclusive, annexed to this Proxy
Statement.


     As of the date of this Proxy Statement, Management does not know of any other matter that will come before the meeting. In the event that any other matter properly comes before the meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their judgment on such matter.


                              By Order of the Board of Directors

                                       Judith W. Dixon
                                          Secretary


August 28, 1997


EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

            WINN-DIXIE STORES, INC. AND SUBSIDIARIES
          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS,



Selected Financial Data                                                   F-1

Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                     F-2

Consolidated Financial Statements and Supplemental Data:

     Independent Auditors' Report                                         F-5

     Report of  Management                                                F-6

     Consolidated Statements of Earnings, Years ended
        June 25, 1997, June 26, 1996 and June 28, 1995                    F-7

     Consolidated Balance Sheets, June 25, 1997 and June 26, 1996         F-8

     Consolidated Statements of Cash Flows, Years ended
        June 25, 1997, June 26, 1996 and June 28, 1995                    F-9

     Consolidated Statements of Shareholders' Equity, Years ended
          June 25, 1997, June 26, 1996 and June 28, 1995                 F-10

     Notes to Consolidated Financial Statements                          F-11

                                        SELECTED FINANCIAL DATA

                               1997      1996      1995      1994     1993<F2>
                              ------    ------    ------    ------    ------
Dollars in millions except per share data
Sales
     Net sales                        $ 13,219  12,955  11,788  11,082  10,832
     Percent increase                      2.0     9.9     6.4     2.3     4.8
     Average annual sales per store   $   11.3    11.0    10.0     9.6     9.4
Earnings Summary
     Gross profit                     $  3,316   3,093   2,723   2,534   2,446
          Percent of sales                25.1    23.9    23.1    22.9    22.6
     LIFO charge (credit)             $      3      10       7      (2)      1
     Operating and
      administrative expenses         $  3,094   2,803   2,462   2,270   2,197
          Percent of sales                23.4    21.6    20.9    20.5    20.3
     Net earnings                     $    204     256     232     216     236
          Per share                   $   1.36    1.69    1.56    1.45    1.56
     Percent of net earnings to sales      1.5     2.0     2.0     2.0     2.2
     Percent of net earnings
           to average equity              15.3    19.9    20.3    21.2    24.6
EBITDA                               $   632.8   656.9   569.3   520.2   522.9
EBITDAR                              $ 1,015.6 1,009.7   890.7   809.2   797.2
Dividends
     Dividends paid                  $   144.2   134.0   116.5   107.4   100.5
     Percent of net earnings              70.5    52.4    50.2    49.7    42.5
     Per share (present rate $1.02)  $     .96    .885     .78     .72     .66
Common Stock (WIN)
     Total shares outstanding (000,000)  148.9   151.7   151.1   148.4   150.0
          NYSE-Stock price range
          Common - High              $   42.38   38.38   28.94   33.88   39.88
                   Low               $   29.88   28.06   21.32   21.75   20.82
Financial Data
     Cash flow information:
          Net cash provided by
             operating activities    $   413.9   556.9   414.2   436.3   213.0
          Net cash used in investing
             activities              $   477.7   387.9   379.3   214.7    81.4
          Net cash provided by (used
            in) financing activities $    45.7  (167.3)  (35.9) (212.4)
(128.7)
     Capital expenditures, net       $   423.1   362.0   371.6   277.7   194.8
     Depreciation and amortization   $   291.2   248.3   200.9   157.4   141.1
     Working capital                 $   195.4   388.7   414.9   486.2   540.0
     Current ratio                         1.1     1.4     1.4     1.6     1.6
     Total assets                    $   2,921   2,649   2,472   2,145   2,058
     Obligations under capital leases$      54      61      78      85      87
     Shareholders' equity            $   1,337   1,342   1,231   1,056     980
     Book value per share            $    8.98    8.85    8.14    7.12    6.54
Stores
     In operation at year-end            1,174   1,178   1,175  1,159<F1>1,151
     Opened and acquired during year       83      61     108      60       40
     Closed or sold during year            87      58      92      66       78
     Enlarged or remodeled during year     79     128      86      87       73
     New/enlarged/remodeled in last
        five years                        805     743     654     535      475
     Percent to total stores
        in operation                     68.6    63.1    55.7    46.2     41.3
     Year-end retail square
        footage (000,000)                47.8    45.7    43.8    40.7     39.0
     Average store size at
        year-end (000)                   40.7    38.8    37.3    35.1     33.9
Other Year-end Data
     Associates (000)                     136     126     123     112      105
     Shareholder accounts (000)          55.2    56.3    44.8    39.5     41.4
     Shareholders per store                47      48      38      34       36
Taxes
     Federal, state and local        $    285     288     261     261      255
     Per share                       $   1.89    1.90    1.75     1.75    1.68
     <F1>   Includes 14 stores from Bahamas consolidation
     <F2>   53 Weeks
                                                        F-1

                  Management's Discussion and Analysis of
                Financial Condition and Results of Operations

Results of Operations

     Sales for 1997 were $13.2 billion, compared to $13.0 billion for 1996 and $11.8 billion for 1995. This reflects a 2.0%, 9.9% and 6.4% increase in sales per year for 1997, 1996 and 1995, respectively. Average weekly store sales increased 1.8%, 8.4% and 6.8% for each of the last three fiscal years, while comparable store sales decreased 0.9% in 1997, and increased 4.4% and 3.0% per year for 1996 and 1995, respectively. Fourth quarter sales were $3.1 billion, $3.0 billion and $2.9 billion for 1997, 1996 and 1995, respectively. For the fourth quarter, average store sales increased 1.2% in 1997, 4.5% in 1996 and 9.5% in 1995. Comparable store sales for the fourth quarter decreased 1.8% in 1997, and increased 1.7% and 3.8% in 1996 and 1995, respectively.

      In fiscal year 1997, the Company continued to increase its average store size by opening and acquiring 83 stores averaging 49,700 square feet, enlarging or remodeling 79 stores and closing 87 smaller stores, averaging 29,300 square feet.

     As a percent of sales, gross profit margins were 25.1%, 23.9% and 23.1% in fiscal 1997, 1996 and 1995, respectively. The increase in gross profit margins is a result of an improved inventory mix in our larger stores. In addition, the 1997 increase also reflects an increase in retail prices necessitated by rising store operating expenses attributed to our larger stores. Approximately 90% of the Company's inventories are valued under the LIFO (last-in, first-out) method. The LIFO calculations resulted in a pre-tax decrease in gross profit of $2.7 million in 1997, $9.9 million in 1996 and $7.3 million in 1995.

     Operating and administrative expenses, as a percent of sales, were 23.4%, 21.6% and 20.9% in fiscal 1997, 1996 and 1995, respectively. Our major increases in operating and administrative expenses are due to a higher payroll percentage in our larger stores, occupancy cost and depreciation expense.

     Cash discounts and other income amounted to $119.4 million, $118.0 million and $106.9 million in 1997, 1996 and 1995, respectively. The increase in 1997, 1996 and 1995 is due to an increase in cash discounts resulting from an increase in purchases of merchandise for resale and gains from the disposal of capital assets. Investment income amounted to $0.3 million, $0.6 million and $0.5 million in fiscal 1997, 1996 and 1995, respectively. The decrease in investment income in 1997 is a result of a decrease in funds available for investment.

     Interest expense totaled $22.1 million, $21.2 million and $14.3 million in fiscal 1997, 1996 and 1995, respectively. Interest expense primarily reflects a computation of interest on capital lease obligations and short-term borrowings. The 1997 and 1996 increase in interest expense is due to an increase in short-term borrowings.

     Earnings before income taxes were $319.4 million, $387.3 million and $354.0 million in fiscal 1997, 1996 and 1995, respectively. The 1997 decrease in pre-tax earnings is primarily a result of the increase in operating
expenses as previously mentioned.   The 1996 increase in pre-tax earnings is
primarily a result of an increase in operating income. The effective income tax rates were 36.0%, 34.0% and 34.4% for fiscal 1997, 1996 and 1995, respectively.

     Net earnings amounted to $204.4 million, or $1.36 per share for 1997, $255.6 million, or $1.69 per share for 1996 and $232.2 million, or $1.56 per share for 1995. The LIFO calculations decreased net earnings by $1.6 million, or $0.01 per share in 1997, $6.0 million, or $0.04 per share for 1996 and $4.6 million, or $0.03 per share in 1995.

Liquidity and Capital Resources

     The Company's financial condition remains sound and strong at year end. Cash and cash equivalents amounted to $14.1 million, $32.2 million and $30.4
million at the end of  fiscal years 1997, 1996 and 1995, respectively.   Cash
provided by operating activities amounted to $413.9 million in 1997, $556.9 million in 1996 and $414.2 million in 1995.

     Net capital expenditures totaled $423.1 million, $362.0 million and $371.6 million in fiscal 1997, 1996 and 1995, respectively. These expenditures were for new store locations, store enlargements and remodelings, and the expansion of warehouse facilities. Total capital investment in Company retail and support facilities, including operating leases, is estimated to be $750 million in 1997 and projected to be $850 million in 1998. The Company has no material construction or purchase commitments outstanding as of June 25, 1997.

     Working capital amounted to $195.4 million and $388.7 million at the end of fiscal years 1997 and 1996, respectively. Inventories on a FIFO (first-in, first-out) basis increased $72.7 million in 1997 and $29.4 million in 1996. The increase in inventories is primarily due to the increase in the total retail square footage through new openings and store enlargements, and the enlargement of our Orlando, Florida distribution center in 1997.

     The Company has an authorized $500.0 million commercial paper program.
In support of this program, or as an independent source of funds, the Company also has $445.0 million of short-term lines of credit. These lines of credit are available at any time during the year and are renewable on an annual basis. The Company had no short-term borrowings against bank lines of credit as of June 25, 1997 or June 26, 1996. There was $380.0 million in commercial paper outstanding at the end of 1997, compared to $110.0 million in commercial paper outstanding at the end of 1996. The average interest rate on the commercial paper outstanding on June 25, 1997 was 5.7% as compared to 5.5% on June 26, 1996.

     Excluding capital lease obligations, the Company had no outstanding long-term debt as of June 25, 1997 or June 26, 1996.

     The Company's cash flow from operations and available credit facilities are considered adequate to fund both the short-term and long-term capital needs of the Company.

     The Company is a party to various proceedings arising under federal, state and local regulations protecting the environment. Management is of the opinion that any liability which might result from any such proceedings will not have a material adverse effect on the Company's consolidated earnings or financial position.

Impact of Inflation

     Winn-Dixie's primary costs, inventory and labor, increase with inflation. Recovery of these costs has to come from improved operating efficiencies and, to the extent permitted by our competition, through improved gross profit margins.

Cautionary Statement Regarding Forward-Looking Information and Statements

     This Annual Report on Form 10-K contains certain information that constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act, which involves risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements. When used in this document, the words, "estimate," "project," "intend" and "believe" and other similar expressions, as they relate to the Company, are intended to identify such forward-looking statements. Such statements reflect the current views of the Company and are subject to certain risks and uncertainties that include, but are not limited to, growth, competition, inflation, pricing and margin pressures, law and taxes. Please refer to discussions of these and other factors in this Annual Report and other Company filings with the Security and Exchange Commission. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

INDEPENDENT AUDITORS' REPORT


The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

     We have audited the accompanying consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 25, 1997 and June 26, 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended June 25, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winn-Dixie Stores, Inc. and subsidiaries at June 25, 1997 and June 26, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 25, 1997, in conformity with generally accepted accounting principles.




                                            KPMG  Peat Marwick LLP
                                          Certified Public Accountants
Jacksonville, Florida
July 28, 1997

     REPORT OF MANAGEMENT


     The Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related information appearing in the Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts that are based on management's best estimates and judgments.

     Management is also responsible for maintaining a system of internal controls that provides reasonable assurance that the accounting records properly reflect the transactions of the Company, that assets are safeguarded and that the consolidated financial statements present fairly the financial position and operating results. As part of the Company's controls, the internal audit staff conducts examinations in each of the retail and manufacturing divisions of the Company.

     The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically to review the results of audit reports and other accounting and financial reporting matters with the independent certified public accountants and the internal auditors.



        A. Dano Davis                           Richard P. McCook
     Chairman of the Board                   Financial Vice President
     and Principal Executive Officer         and Principal Financial Officer

                         CONSOLIDATED STATEMENTS OF EARNINGS
                  Years ended June 25, 1997, June 26, 1996 and June 28, 1995

                                               1997        1996        1995
                                               ----        ----        ----
                                    Amounts in thousands except per share data

Net sales                                $ 13,218,715  12,955,488  11,787,843
Cost of sales, including warehousing
   and delivery expense                     9,902,862   9,862,244   9,064,536
                                            ----------  ----------  ----------
     Gross profit on sales                  3,315,853   3,093,244   2,723,307
Operating and administrative expenses       3,093,767   2,802,712   2,461,883
                                           ----------  ----------  ----------
     Operating income                         222,086     290,532     261,424
Cash discounts and other income, net          119,435     118,038     106,901
                                           ----------  ----------  ----------
                                              341,521     408,570     368,325
                                            ---------  ----------  ----------
Interest:
     Interest on capital lease obligations      7,055       8,199      10,086
     Other interest                            15,024      13,046       4,244
                                            ---------  ----------  ----------
          Total interest                       22,079      21,245      14,330
                                            ---------  ----------  ----------
Earnings before income taxes                  319,442     387,325     353,995
Income taxes                                  114,999     131,691     121,808
                                            ---------  ----------  ----------
Net earnings                             $    204,443     255,634     232,187
                                             =========  ==========  ==========

Earnings per share                       $       1.36        1.69        1.56
                                            =========  ==========  ==========

See accompanying notes to consolidated financial statements.



                  CONSOLIDATED BALANCE SHEETS
                June 25, 1997 and June 26, 1996

                                                            1997        1996
                                                            ----        ----
                                                          Amounts in thousands
Assets
------
Current Assets:
     Cash and cash equivalents                        $     14,116     32,208
     Trade and other receivables, less allowance for
        doubtful items of $1,699,000
        ($1,860,000 in 1996)                               175,679    158,445
     Merchandise inventories at lower of cost or
        market less LIFO reserve of $224,999,000
        ($222,341,000 in 1996)                           1,249,215  1,179,126
     Prepaid expenses                                      148,961    131,161
                                                         ---------  ---------
Total current asset                                      1,587,971  1,500,940


Investments and other assets:
     Cash surrender value of life insurance, net            88,081     55,769
     Other assets                                           94,547     70,322
                                                         ---------   --------
           Total investments and other assets              182,628    126,091
                                                         ---------   --------
Deferred income taxes                                       22,129     22,732
Net property, plant and equipment                        1,128,681    998,849
                                                         ---------   --------
                                                       $ 2,921,409  2,648,612
                                                         =========  =========
Liabilities and Shareholders' Equity
------------------------------------
Current Liabilities:
     Accounts payable                                  $   604,034    599,297
     Short-term borrowings                                 380,000    110,000
     Reserve for insurance claims and self-insurance        60,219     61,760
     Accrued wages and salaries                             98,771     84,691
     Accrued rent                                           76,528     62,237
     Accrued expenses                                      137,115    148,715
     Current obligations under capital leases                3,023      2,974
     Income taxes                                           32,923     42,554
                                                         ---------  ---------
          Total current liabilities                      1,392,613  1,112,228
                                                         ---------  ---------
Obligations under capital leases                            54,026     60,853
Defined benefit plan                                        33,452     29,533
Reserve for insurance claims and self-insurance             94,783     97,209
Other liabilities                                            9,041      6,493
                                                          --------   --------
Shareholders' equity:
     Common stock of $1 par value.  Authorized
        200,000,000 shares; issued 148,875,899
        shares in 1997 and 151,684,943 shares
        in 1996                                            148,876    151,685
     Retained earnings                                   1,188,618  1,190,611
                                                         ---------  ---------
          Total shareholders' equity                     1,337,494  1,342,296
                                                         ---------  ---------
Commitments and contingent liabilities (Notes 6, 8 and 9)
                                                       $ 2,921,409  2,648,612
                                                         =========  =========

See accompanying notes to consolidated financial statements.



             CONSOLIDATED STATEMENTS OF CASH FLOWS
   Years ended June 25, 1997, June 26, 1996 and June 28, 1995


                                                      1997    1996      1995
                                                      ----    ----      ----
                                                       Amounts in thousands
Cash flows from operating activities:
 Net earnings                                 $     204,443  255,634  232,187
 Adjustments to reconcile net earnings to net
  cash provided by operating activities:
    Depreciation and amortization                   291,236  248,287  200,931
    Deferred income taxes                           (17,988)  (7,698)  10,360
    Defined benefit plan                              3,919    3,371    3,310
    Reserve for insurance claims and self-insurance  (3,967)  (3,788)  (3,170)
    Stock compensation plans                         10,086    5,725    2,323
    Change in cash from:
      Receivables                                   (17,234)  (6,533)  14,101
      Merchandise inventories                       (70,089) (19,542) (69,900)
      Prepaid expenses                                 (314) (14,037)  (1,392)
      Accounts payable                                3,914   42,199   23,474
      Income taxes                                   (9,631)  23,223  (10,456)
      Other current accrued expenses                 19,533   30,104   12,449
                                                    -------  -------  -------
        Net cash provided by operating activities   413,908  556,945  414,217

Cash flows from investing activities:
  Purchases of property, plant and equipment, net  (423,105)(361,961)(371,563)
  Increase in investments and other assets          (54,548) (25,915)  (7,762)
                                                   --------- -------- --------
       Net cash used in investing activities       (477,653)(387,876)(379,325)
                                                   --------- ------- ---------
Cash flows from financing activities:
  Increase (decrease) in short-term borrowing s     270,000  (20,000) 120,500
  Payment on notes payable                              -        -    (17,008)
  Payments on capital lease obligations             (2,713)  (3,077)   (3,111)
  Purchase of common stock                         (94,500) (51,581)  (34,896)
  Proceeds of sales under associates' stock
    purchase plan                                   13,111   40,205    15,297
  Dividends paid                                  (144,165)(134,042) (116,506)
  Other                                              3,920    1,220      (205)
                                                 --------- --------- ---------
   Net cash provided by (used in)
           financing activities                     45,653 (167,275)  (35,929)
                                                 --------- --------- ---------
Increase (decrease) in cash and cash equivalents   (18,092)   1,794   ( 1,037)
Cash and cash equivalents at the beginning
                                of the yea r        32,208   30,414    31,451
                                                 --------- --------- ---------
Cash and cash equivalents at end of the year   $    14,116    32,208   30,414
                                                 ========= ========= =========
Supplemental cash flow information:
     Interest paid                             $    17,840    14,569   16,213
     Interest and dividends received           $     1,183     8,049    1,510
     Income taxes paid                         $   142,684   114,572  121,904
                                                 ========= ========= ========

See accompanying notes to consolidated financial statements.

                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 Years ended June 25, 1997, June 26, 1996 and June 28, 1995


                                                    1997      1996      1995
                                                    ----      ----      ----
                                                      Amounts in thousands
Common stock:
 Beginning of year                            $   151,685    75,561   74,176
 Add par value of common stock issued for stock
  compensation plans and acquisition                  140     2,149    2,044
 Add par value of common stock issued in
 connection with 2-for-1 stock split                    -    75,580        -
Deduct par value of common stock acquired           2,949     1,605      659
                                                  -------   -------   ------
End of year                                       148,876   151,685   75,561

Retained earnings:
 Beginning of year                              1,190,611 1,155,031  981,509
 Net earnings                                     204,443   255,634  232,187
 Deduct excess of cost over par value of common
  stock acquired                                   91,551    49,976   34,237
Deduct cash dividends on common stock of $0.96,
 $0.885 and $0.78 per share in 1997, 1996 and
  1995, respectively                              144,165   134,042  116,506
Deduct par value of common stock issued in
  connection with 2-for-1 stock split                   -    75,580        -
Add excess of value or proceeds over par value
 of common stock and compensation costs recorded
 for stock compensation plans and acquisition       9,946    53,129  100,962
Add (deduct) associates' stock loans,
 net of payments                                   13,111   (14,330)  (8,839)
Unrealized gain on marketable securities            1,964         -        -
Other                                               4,259       745      (45)
                                                --------- --------- ---------
End of year                                     1,188,618 1,190,611 1,155,031
                                                ---------  --------- ---------
Total shareholders' equity                   $  1,337,494 1,342,296 1,230,592
                                                ========= ========== =========
See accompanying notes to consolidated financial statements.

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies and Other Information

     (a) Fiscal Year: The fiscal year ends on the last Wednesday in June. Fiscal years ended 1997, 1996 and 1995 comprised 52 weeks.

     (b) Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries which operate as a major food retailer in fourteen states and the Bahama Islands.

     (c) Acquisition: On March 26, 1995, the Company acquired Thriftway, Inc., a twenty-five store supermarket chain operating in Ohio and Kentucky in a stock-for-stock transaction which is not reflected in the statement of cashflows. This acquisition has been accounted for using the purchase method.

     (d) Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. Cash and cash equivalents are stated at cost plus accrued interest, which approximates market.

     (e) Inventories: Inventories are stated at the lower of cost or market. The "dollar value" last-in, first-out (LIFO) method is used to determine the cost of approximately 90% of inventories consisting primarily of merchandise in stores and distribution warehouses. Manufacturing and produce inventories are valued at the lower of first-in, first-out (FIFO) cost or market. Elements of cost included in manufacturing inventories consist of material, direct labor and plant overhead.

     (f) Marketable Securities: Included in investments and other assets was $19,400,000 at June 25, 1997, consisting principally of marketable equity securities categorized as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and reported as a separate of component of shareholders' equity until realized. A decline in the fair value of available-for-sale securities below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     (g) Financial Instruments: Interest rate swaps are accounted for under the accrual method. Net interest paid or received on these instruments is included in operating and administrative expense. See
     Note 6(b) for additional information on interest rate swap agreements.

1. Summary of Significant Accounting Policies and Other Information, continued

     (h) Income Taxes: Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

     (i) Self-insurance: Self-insurance reserves are established for automobile and general liability, workers' compensation and property loss costs based on claims filed and claims incurred but not reported, with a maximum per occurrence of $2,000,000 for automobile and general liability and $1,000,000 for workers' compensation. Self- insurance reserves are established for property losses with a maximum annual aggregate of $5,000,000 and a $100,000 per occurrence deductible after the aggregate is obtained. The Company is insured for insurance costs in excess of these limits.

     (j) Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (k) Property, Plant and Equipment: Property, plant and equipment are stated at historical cost. Depreciation is provided over the estimated useful lives by the straight-line method or by methods that produce results similar to the straight-line method. Amortization of improvements to leased premises is provided principally by the straight-line method over the periods of the leases or the estimated useful lives of the improvements, whichever is less.

     The Company reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the net cash flows expected to be generated by the asset.

     (l) Store Opening and Closing Costs: The costs of opening new stores and closing of old stores are charged to earnings in the year incurred.

1. Summary of Significant Accounting Policies and Other Information, continued

     (m) Earnings Per Share: The number of shares used in the calculation for 1997, 1996 and 1995 amounted to 150,288,694, 151,577,205 and
     149,434,006, respectively, which is the weighted average number of shares of common stock outstanding during each year. All share and per share amounts have been retroactively restated to reflect the 2-for-1 stock split effected on November 10, 1995.

     During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share," (SFAS 128). SFAS 128 governs the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock. SFAS 128 was issued to simplify the computation of EPS and replaces the Primary and Fully Diluted EPS calculations currently in use with calculations of Basic and Diluted EPS. SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997, and earlier application is not permitted. The Company will begin to calculate its EPS in compliance with SFAS 128 in the quarter ending January 7, 1998. The adoption of this Statement will not materially affect the Company's earnings per share.

     (n) Stock-Based Compensation: During fiscal year 1996, the Company adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which establishes a fair value based method of accounting for stock-based compensation plans. Prior to fiscal year 1996, the Company followed the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees." Since the Company historically recorded compensation expense under APB Opinion 25 for its performance based plans, the adoption of this Standard in 1996 had no material effect on the Company's financial statements (see Note 7).

     (o) Reclassification: Certain prior year amounts have been reclassified to conform with the current year's presentation.

2.   Accounts Receivable

     Accounts receivable at year-end were as follows:
                                                           1997      1996
                                                           ----      ----
                                                        Amounts in thousands

     Trade and other receivables                     $   76,471     78,698
     Construction advances                              100,907     81,607
                                                       --------    -------
                                                        177,378    160,305
     Less: Allowance for doubtful items                   1,699      1,860
                                                       --------    -------
                                                    $   175,679    158,445

3.   Inventories

     At June 25, 1997, inventories valued by the LIFO method would have been $224,999,000 higher ($222,341,000 higher at June 26, 1996) if they were stated at the lower of FIFO cost or market. If the FIFO method inventory valuation had been used for the year ended June 25, 1997, reported net earnings would have been $1,624,000 or $0.01 per share higher ($6,022,000 or $0.04 per share higher in 1996 and $4,625,000 or $0.03 per share higher in 1995).

4.   Property, Plant and Equipment

     Property, plant and equipment consists of the following:
                                                          1997         1996
                                                          ----         ----
                                                        Amounts in thousands

     Land                                          $     8,862         2,459
     Buildings                                          32,442        25,962
     Furniture, fixtures, machinery and equipment    2,149,817     1,915,937
     Transportation equipment                          124,419       117,242
     Improvements to leased premises                   435,837       397,464
     Construction in progress                           62,224        49,493
                                                     ---------     ---------
                                                     2,813,601     2,508,557
     Less: Accumulated depreciation and amortization 1,723,198     1,553,990
                                                     ---------     ---------
                                                     1,090,403       954,567

     Leased property under capital leases, less accumulated
     amortization of $37,090,000 ($37,373,000 in 1996)  38,278        44,282
                                                     ---------     ---------
     Net property, plant and equipment            $  1,128,681       998,849


     The Company had no non-cash additions to leased property for 1997 or 1996.

5.   Income Taxes

     The provision for income taxes consisted of:

                                                  Current   Deferred  Total
                                                     Amounts in thousands

     1997
          Federal                           $     115,347  (17,440)  97,907
          State                                    17,640     (548)  17,092
                                                  -------  -------- -------
                                            $     132,987  (17,988) 114,999
                                                  ======= ========= =======
     1996
          Federal                           $     117,136   (7,523) 109,613
          State                                    22,251     (173)  22,078
                                                  -------  -------  -------
                                            $     139,387   (7,696) 131,691
                                                  =======  =======  =======

     1995
          Federal                           $      89,648    9,326   98,974
          State                                    21,800    1,034   22,834
                                                  -------  -------  -------
                                            $     111,448   10,360  121,808
                                                  =======  =======  =======

     The following reconciles the above provision to the Federal statutory income tax rate:

                                                     1997     1996      1995
                                                     ----      ----      ----
     Federal statutory income tax rate              35.0 %    35.0 %    35.0 %
     State and local income taxes, net of federal
          income tax benefits                        3.1       3.5       4.3
     Other tax credits                              (0.6)     (0.2)     (1.1)
     Life insurance                                 (2.1)     (3.1)     (2.1)
     Other, net                                      0.6      (1.2)     (1.7)
                                                   ------     -----     -----
                                                    36.0 %    34.0 %    34.4 %


     The effective tax rate for 1997 reflects a change made by the Health Insurance Portability and Accountability Act of 1996 whereby certain deductions for interest relating to indebtedness with respect to certain corporate owned life insurance (COLI) policies are being phased out over a three-year period.

     In addition to the provision for income taxes presented above, the Company recorded deferred taxes of $1,105,000 in 1997 related to the unrealized gain on marketable securities.

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at June 25, 1997, June 26, 1996 and June 28, 1995 are presented below:

                                                     1997     1996      1995
                                                    ------   ------    ------
                                                       Amounts in thousands

     Deferred tax assets:
     Reserve for insurance claims
     and self-insurance                          $  57,169   58,501    60,050
     Reserve for vacant store leases                14,521   10,319     7,738
     Unearned promotional allowance                 12,520    7,568     3,642
     Reserve for accrued vacations                  10,145    9,278     8,827
     State net operating loss carry forwards         7,410    6,962     7,174
     Excess of book over tax depreciation           11,033   10,026     9,088
     Excess of book over tax rent expense            1,482    1,133       923
     Excess of  book over tax retirement expense    12,565   10,750     8,046
     Uniform capitalization of inventory             6,797    5,181     4,602
     Other, net                                     31,366   25,464    14,824
                                                   -------  -------   -------
       Total gross deferred tax assets             165,008  145,182   124,914
       Less: Valuation allowance                     7,314    6,896     6,487
                                                   -------  -------   -------
               Net deferred tax assets             157,694  138,286   118,427
                                                   -------  -------   -------
     Deferred tax liabilities:
       Excess of tax over book depreciation        (16,312) (18,514)  (16,036)
       Bahamas subsidiary foreign earnings         (10,680) (11,506)  (11,535)
       Unrealized gain on marketable securities     (1,105)       -          -
       Other, net                                  (17,879) (13,429)   (3,717)
                                                   -------  -------   -------
        Total gross deferred tax liabilities       (45,976) (43,449)  (31,288)
                                                   -------  -------   -------
        Net deferred tax assets              $     111,718   94,837    87,139
                                                   =======  =======   =======


     Current deferred income taxes of $89,589,000 and $72,105,000 for 1997 and 1996, respectively, are included in the prepaid expenses in the accompanying consolidated balance sheets.

     The Company believes the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

6.   Financing

     (a) Credit Arrangements: The Company has available a $500.0 million commercial paper program. As of June 25, 1997, there was $380.0 million outstanding as compared to $110.0 million outstanding on June 26, 1996. The average interest rate on the commercial paper outstanding on June 25, 1997 was 5.7% as compared to 5.5% on June 26, 1996. The Company also has short-term lines of credit totaling $445.0 million. The lines of credit are available when needed during the year and are renewable on an annual basis. The Company is not required to maintain compensating bank balances in connection with these lines of credit. There were no short-term borrowings against bank lines of credit as of June 25, 1997 or June 26, 1996.

          The carrying amount of short-term borrowings approximates fair value because of their short-term maturity. As such, the Company is not exposed to a significant amount of interest rate risk.

     (b) Interest Rate Swap: The Company has entered into interest rate swap agreements to reduce the impact of changes in rental payments on retail locations, distribution facilities and manufacturing facilities that have a lease term of 25 years and whose primary rent expense fluctuates with the commercial paper (CP) interest rate.
          At June 25, 1997, the Company had outstanding four interest rate swap agreements, having a notional principal amount of $50.0 million each, with an investment bank. These agreements effectively change the Company's exposure on its leased real estate with floating rental payments to fixed rental payments based on a 7.59% interest rate. The interest rate swap agreements mature on June 30,1998, 2001, 2002 and 2003. In addition, the table below reflects an additional interest rate swap agreement, having a notional principal amount of $50.0 million, that does not become effective until the termination date of the interest rate swap agreement that matures on June 30, 1998. The Company is exposed to credit loss in the event of nonperformance by the other party to these interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterpart.

     Since current short-term interest rates at June 25, 1997, are below the 7.59% rate of these contracts, the estimated negative value of these swaps was approximately $10.9 million.

     The table below presents notional amounts and interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts. Weighted average variable receive rates are based on implied forward rates in the yield curve at the reporting date.

                                         Expected Maturity Dates
                                    ---------------------------------
                                                               There-
                                    1998 1999 2000 2001 2002   after   Total
                                    ---- ---- ---- ---- ----  -------  -----
                                              Amounts in millions
    Interest Rate Swaps
      Variable to Fixed        $      50             50   50      100    250
      Average Pay Rate          %   8.00           7.46 7.35     7.57   7.59
      Average Receive Rate      %   5.96           6.30 6.37     6.43   6.30

7.   Stock Compensation Plans

          The Company has an employee stock purchase plan, long-term incentive stock compensation plans and a performance based stock option plan.
     Under SFAS 123, purchase discounts for the employee stock purchase plan and the fair value at date of grant for the long-term incentive stock compensation plans and the performance based stock option plan are charged to compensation cost over the vesting or performance period.
     The fair value of each grant under the performance based stock option plan was estimated on the date of the grant using the Black-Scholes option pricing model under the following assumptions: risk-free interest rate of 7.0%; dividend yield of 2.8%; expected lives of 7 years; and volatility of .225.

     The compensation costs that have been charged against income for these stock compensation plans was $10.1 million in 1997 and $5.7 million in 1996. In 1995, the Company accounted for these programs under APB Opinion 25 and compensation cost of $2.3 million was recorded.

     (a) Stock Purchase Plan: The Company has a stock purchase plan in effect for associates. Under the terms of this Plan, the Company may grant options to purchase shares of the Company's common stock at a price not less than the greater of 85% of the fair value at the date of grant or $1.00. During fiscal year 1995, 602,546 shares (pre-split) of common stock were sold to associates at an aggregate price of $25,909,478. During fiscal year 1996, 1,069,251 shares (pre-split) of common stock were sold to associates at an aggregate price of $54,531,801. On October 2, 1996, the shareholders approved an amendment to the Revised Winn-Dixie Stock Purchase Plan for Employees, so as to make an additional 2,000,000 shares of the Company's common stock available for sale. There are 2,392,626 shares of the Company's common stock available for the grant of options under the Plan.

          Loans to associates for the purchase of the Company's common stock are reported in the financial statements as a reduction of Shareholders' Equity, rather than as a current asset. Loans outstanding were $11,882,000 and $24,945,000 at June 25, 1997 and June 26, 1996,
     respectively.

     (b) Stock Compensation Plans: The Company has long-term incentive stock compensation plans. Under these programs the Company issues restricted shares of the Company's common stock to eligible management associates. Restricted shares issued and the weighted average fair value on the grant date are as follows: 150,338 shares ($35.21) in 1997; 42,076 shares ($27.88) in 1996; and 48,708 shares ($22.44) in 1995. The vesting of these shares are contingent upon certain specified goals being attained over a three year period.

     (c) Stock Option Plan: Under the Company's Key Employee Stock Option Plan, 2,000,000 shares of the Company's common stock were made available for grant at an exercise price of no less than the market value at date of grant. Options granted under this performance based stock option plan are earned over a two year period, if certain performance goals are attained. The options for 226,000 shares granted in 1992 at an exercise price of $21.063 have been earned and will expire on December 31, 1998. The options for 466,000 shares granted in 1994 at an exercise price of $22.438 have also been earned and expire on January 15, 2001. The options for 8,000 shares granted in 1995 at an exercise price of $27.938 have been earned and expire on January 15, 2001.

      On July 29, 1996, the Compensation Committee approved the grant of options for 237,000 shares, effective June 19, 1996, at an exercise price of $34.625 ($9.84 fair value of option). Of these options granted, 118,500 would have been exercisable on June 25, 1997 but were not earned. These options will now become exercisable on June 24, 1998, if earned. The remaining 118,500 shares will become exercisable on June 30, 1999, if earned. These options expire on January 15, 2003.

      Changes in options under these plans during the years ended June 25, 1997, June 26, 1996 and June 28, 1995, were as follows:

                                                                 Weighted
                                                                  Average
                                                    Number of   Option Price
                                                      Shares      Per Share
                                                    ---------   ------------
     Outstanding - June 29, 1994                      956,000     $19.85
     Granted                                            8,000     $27.94
     Exercised                                        (58,000)    $15.43
     Forfeited                                        (30,000)    $22.44
                                                      -------     ------
     Outstanding - June 28, 1995                       876,000     $20.13
     Granted                                                -     $    -
     Exercised                                       (236,000)    $14.94
     Forfeited                                        (10,000)    $22.44
                                                      -------     ------
     Outstanding - June 26, 1996                      630,000     $22.04
     Granted                                          237,000     $34.63
     Exercised                                       (142,000)    $21.97
     Forfeited                                        (22,000)    $34.63
                                                      -------     ------
     Outstanding -June 25, 1997                       703,000     $25.90
                                                      =======     ======
     Exercisable  -June 25, 1997                      488,000     $22.05
                                                      =======     ======
     Shares available for additional grant            713,000
                                                      =======

          The number of shares exercisable and their weighted average exercise price at the end of the year are as follows: 488,000 shares ($22.05) in 1997; 389,000 shares ($21.67) in 1996; and 650,000 shares ($19.26) in
     1995. At June 25, 1997, the 703,000 options outstanding have a weighted average contractual life of 4.1 years.

8.   Leases

     (a) Leasing Arrangements: There were 1,466 leases in effect on store locations and other properties at June 25, 1997. Of these 1,466 leases, 44 store leases and 2 warehouse and manufacturing facility leases are classified as capital leases. Substantially all store leases will expire during the next twenty years and the warehouse and manufacturing facility leases will expire during the next twenty-five years. However, in the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

      The rental payments on substantially all store leases are based on a minimum rental plus a contingent rental which is based on a percentage of the store's sales in excess of stipulated amounts. Most of the Company's leases contain renewal options for five-year periods at fixed rentals.

     (b) Leases: The following is an analysis of the leased property under capital leases by major classes:
                                                    Asset balances at
                                                June 25, 1997  June 26, 1996
                                                -------------  -------------
                                                    Amounts in thousands

     Store facilities                             $    59,646    65,933
     Warehouses and manufacturing facilities           15,722    15,722
                                                      -------   -------
                                                       75,368    81,655
     Less: Accumulated amortization                    37,090    37,373
                                                      -------   -------
                                                  $    38,278    44,282
                                                      =======   =======

          The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of June 25, 1997.

                                                      Capital   Operating
                                                      -------   ---------
                                                      Amounts in thousands
Fiscal Year:
          1998                                    $    10,111     292,491
          1999                                          9,764     284,431
          2000                                          9,633     280,631
          2001                                          9,638     275,793
          2002                                          9,699     271,404
          Later  years                                 61,347   2,592,409
                                                      -------   ---------
     Total minimum lease payments                     110,192   3,997,159
                                                                =========
     Less: Amount representing estimated taxes,
          maintenance and insurance costs included in
          total minimum lease payments                  2,286
                                                      -------
     Net minimum lease payments                       107,906
     Less:   Amount representing interest              50,857
                                                      -------
     Present value of net minimum lease payments    $  57,049
                                                      =======

     Rental payments under operating leases including, where applicable, real estate taxes and other expenses are as follows:
                                      1997     1996        1995
                                      ----     ----        ----
                                         Amounts in thousands

     Minimum rentals          $    276,259    254,705     218,921
     Contingent rentals              2,618      3,320       3,323
                                   -------    -------     -------
                              $    278,877    258,025     222,244
                                   =======    =======     =======

9.   Commitments and Contingent Liabilities

     (a) Associate Benefit Programs: The Company has noncontributory, trusteed profit sharing retirement programs which are in effect for eligible associates and may be amended or terminated at any time. Charges to earnings for contributions to the programs amounted to $62,250,000, $62,200,000 and $55,250,000 in 1997, 1996 and 1995,
     respectively.

      In addition to providing profit sharing benefits, the Company makes group insurance available to early retirees from the time they retire until age 65 when they qualify for Medicare/Medicaid. Currently, the early retiree group constitutes 116 associates. This group of retirees bear the entire costs of this plan, which is maintained totally separate from the Company's regular group insurance plan. The Company reserves the right to modify these benefits.

     (b)  Defined Benefit Plan:  The Company has a Management Security Plan
     (MSP), which is a non-qualified defined benefit plan providing disability, death and retirement benefits to 636 qualified active associates of the Company and 382 former participants. Total MSP cost charged to operations was $5,485,000, $4,942,000 and $4,979,000 in 1997,
     1996 and 1995, respectively. The projected benefit obligation at June 25, 1997 was approximately $38,103,000. The effective discount rate used in determining the net periodic MSP cost was 8.0% for 1997, 1996 and 1995.

      Life insurance policies, which are not considered as MSP assets for liability accrual computations, were purchased to fund the MSP payments. These insurance policies are shown on the balance sheet at their cash surrender values, net of policy loans aggregating $170,479,000 and $154,438,000 at June 25, 1997 and June 26, 1996,
     respectively.

      The Company holds life insurance on a broad-based group of qualified associates. These insurance policies are shown on the balance sheet at their cash surrender value, net of policy loans aggregating $302,055,000 at June 25, 1997 and $459,583,000 at June 26, 1996.

     (c) Supplemental Retirement Plan: The Company has a deferred compensation Supplemental Retirement Plan in effect for eligible management associates. At June 25, 1997, the Company's liability under this program was $7.6 million.

     (d) Litigation: There are pending against the Company various claims and lawsuits arising in the normal course of business, including suits charging violations of certain civil rights laws. In addition, the Company is a party to various proceedings arising under federal, state or local regulations protecting the environment. Management is of the opinion that any liability which might result from any such claim, lawsuit or proceeding will not have a material adverse effect on the Company's consolidated earnings or financial position.

10.  Related Party Transactions

          The Company is self-insured for purposes of employee group life, medical, accident and sickness insurance, with American Heritage Life Insurance Company, a related party, providing administrative services and expenses for medical and accident claims. American Heritage Life Insurance Company also financed the development and expansion of certain retail stores. Total payments aggregating $29,995,000, $25,001,000 and $13,442,000 were made in 1997, 1996 and 1995, respectively.

11.  Quarterly Results of Operations (Unaudited)

          The following is a summary of the unaudited quarterly results of operations for the years ended June 25, 1997, June 26, 1996 and June 28, 1995:

                                        Quarters Ended

                            Sept. 18       Jan. 8       April 2      June 25
          1997             (12 Weeks)    (16 Weeks)   (12 Weeks)   (12 Weeks)
                           ---------     ---------     ---------    ---------
                               Dollars in thousands except per share data
Net sales               $  2,985,702     4,057,174     3,114,029    3,061,810
Gross profit on sales   $    740,723       989,319       790,258      795,553
Net earnings            $     47,033        47,687        57,343       52,380
Earnings per share      $       0.31          0.32          0.38         0.35
Net LIFO charge (credit)$      3,666         3,666         3,055       (8,763)
Net LIFO charge (credit)
         per share      $       0.02          0.02          0.01        (0.04)
Dividends per share     $       0.16          0.32          0.24         0.24
Market price range      $ 36.13-32.75   35.38-31.13   34.13-29.88  42.38-32.00

                                                    Quarters Ended

                            Sept. 20       Jan. 10       April 3      June 26
          1996             (12 Weeks)    (16 Weeks)    (12 Weeks)   (12 Weeks)
                           ---------     ---------     ---------    ---------
                               Dollars in thousands except per share data
Net sales               $  2,934,958     3,972,563     3,035,323    3,012,644
Gross profit on sales   $    677,559       946,312       742,820      726,553
Net earnings            $     45,877        72,460        63,252       74,045
Earnings per share      $       0.30          0.48          0.42         0.49
Net LIFO charge (credit)$      3,666         2,444         1,833       (1,921)
Net LIFO charge (credit)
          per share     $       0.03          0.01          0.01        (0.01)
Dividends per share     $      0.140         0.295         0.225        0.225
Market price range      $ 30.50-28.06   37.50-29.69   38.38-33.63  35.63-31.88

                                        F-23

                                               Quarters Ended

                            Sept. 21       Jan. 11        April 5     June 28
          1995             (12 Weeks)    (16 Weeks)     (12 Weeks)  (12 Weeks)
                           ---------     ---------     ---------    ---------
                               Dollars in thousands except per share data
Net sales               $  2,590,364     3,537,824     2,775,842    2,883,813
Gross profit on sales   $    590,546       809,912       642,018      680,831
Net earnings            $     40,045        67,472        56,936       67,734
Earnings per share      $       0.27          0.45          0.38         0.45
Net LIFO charge (credit)$      1,690         2,253         2,816       (2,134)
Net LIFO charge (credit)
 per share              $       0.01          0.01          0.02        (0.01)
Dividends per share     $       0.13          0.26         0.195        0.195
Market price range      $ 26.82-21.32   27.25-24.50   28.57-25.94  28.94-27.32


During 1997, 1996 and 1995, the fourth quarter results reflect a change from the estimate of inflation used in the calculation of LIFO inventory to the actual rate experienced by the Company of 1.9% to 0.2%, 1.2% to 0.8% and 1.6% to 0.6%, respectively.

          Fourth Quarter Results of Operations
          ------------------------------------

                                           June 25,   June 26,      June 28,
                                             1997       1996          1995
                                         (12 weeks)  (12 weeks)   (12 weeks)
                                          ---------   ---------    ---------
                                                 Amounts in thousands
Net sales                            $    3,061,810   3,012,644    2,883,813
Cost of sales                             2,266,257   2,286,091    2,202,982
                                          ---------   ---------    ---------
Gross profit on sales                       795,553     726,553      680,831
Operating and administrative expenses       738,958     647,429      607,460
                                          ---------   ---------    ---------
Operating income                             56,595      79,124       73,371
Cash discounts and other income, net         29,957      30,473       25,749
Interest expense                             (4,707)     (1,640)      (2,083)
                                          ---------   ---------    ---------
Earnings before income taxes                 81,845     107,957       97,037
Income taxes                                 29,465      33,912       29,303
                                          ---------   ---------    ---------
Net earnings                         $       52,380      74,045       67,734
                                          =========   =========    =========

The effective tax rate during the fourth quarter of fiscal 1995 reflects the final settlement with the Internal Revenue Service of transactions pursuant to Section 1804(e)(4) of the Tax Reform Act of 1986 whereby certain subsidiaries of the Company were able to utilize the benefits of the net operating losses of certain unaffiliated corporations.

FORM OF PROXY


The Directors recommend a vote FOR Proposals 1, 2, and 3.


                                                FOR           WITHHELD

1. Election of Directors
   For all nominees listed below.
   Class II (2000)
   Robert D. Davis, James Kufeldt,
   Charles H. McKellar and David F. Miller

   For, except vote withheld from
   the following nominee(s):


   __________________________________



                                               FOR     AGAINST      ABSTAIN


2. Increase authorized shares of
   Common Stock to 400,000,000.


3. Ratification of KPMG Peat
   Marwick LLP as auditors.



SPECIAL ACTION

Discontinue Annual Report Mailing for this account due to other accounts at same address. __________________






SIGNATURE(S)__________________________________        Date _____________,1997


Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

[LOGO]





Dear Fellow Shareholder:

The 69th Annual Meeting of Shareholders of Winn-Dixie Stores, Inc., will be held at the headquarters office of the Company at 5050 Edgewood Court, Jacksonville, Florida, at 9:00 a.m. on Wednesday, October 1, 1997.

The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders at the Meeting.

Whether you can or cannot attend, please sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may choose to revoke your proxy and vote personally. It is important in either case that your shares be represented.

Sincerely,

/s/ A. Dano Davis

A. Dano Davis

Chairman and Principal Executive Officer


5050 Edgewood Court - Jacksonville, FL 32254-3699

                             WINN-DIXIE STORES, INC.

               5050 EDGEWOOD COURT - JACKSONVILLE, FLORIDA 32254-3699


Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on October 1, 1997.




The undersigned hereby appoints A. DANO DAVIS, ROBERT D. DAVIS and T. WAYNE DAVIS or any of them, as proxies, with full power of substitution, to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of the Company on October 1, 1997, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card.

If no directions are given, the proxies will vote for (1) the election of all nominees listed below, (2) the Directors' proposals 2 and 3 listed on the other side of the card, and (3) at their discretion, on any other matters that may properly come before the meeting or any adjournments thereof. The undersigned hereby revokes any proxy heretofore given to any person or persons whomsoever (other than the proxies named above) to vote such Common Stock and ratifies and confirms all that the proxies named above may or shall do by virtue hereof.

Nominees for election as Class II Directors are: Robert D. Davis, James Kufeldt, Charles H. McKellar and David F. Miller.

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan, as described in the proxy statement.

Your vote is important. Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope or otherwise to Inspectors of Election, Winn-Dixie Stores, Inc., P.O. Box 8999, Edison, NJ 08818-9999, so that your shares can be represented at the meeting.

Corporate Profile



Winn-Dixie Stores, Inc., is one of the nation's largest retail food chains. As of June 25, 1997, the Company operated 1,174 supermarkets in 14 states and the
Bahamas. The Company also operated a network of distribution centers, processing and manufacturing plants and a fleet of trucks, providing a comprehensive support system.


Company Direction


Winn-Dixie is committed to providing our customers with the best quality, variety and service, while guarding our position as The Low Price Leader and creating value for our customers, associates and shareholders.

Toward that end, we are engaged in a program of store openings, enlargements and remodelings to better serve our current and future customers. We also are adding a variety of new services to our locations to appeal to the changing needs and tastes of supermarket shoppers.

Our goal is to be the supermarket of choice in the Sunbelt and we will aggressively pursue our opportunities to increase our market share within our operating area.


[LOGO]